EXHIBIT 99.1

FOR IMMEDIATE RELEASE: July 21, 2005

LEGGETT REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

Carthage, MO, July 21—

•	Second quarter EPS of $.41, up 5.1% over 2Q 2004.
•	Record second quarter sales of $1.31 billion, a 2.5% increase over 2Q 2004.
•	At quarter’s end, $71 million of cash on hand; net debt-to-cap at 24.3%.
•	2005 EPS guidance is $1.55—$1.65, on 3%—5% sales growth.
•	3Q 2005 guidance: EPS of $.42—$.47, on sales of $1.34—1.39 billion.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.41 per diluted share, in line with guidance issued on April 21. Per share earnings increased 5.1%, or $.02, compared to the $.39 attained in the second quarter of the prior year.

Sales of $1.31 billion were $32 million, or 2.5%, higher than in the second quarter 2004. Same location sales increased 1.9% versus the same quarter last year, and acquisitions contributed $7 million (net of divestitures) toward the quarter’s sales growth. For the quarter, inflation more than offset a slight decline in unit volume.

2Q 2005: Record Results

Felix E. Wright, Chairman and CEO said, “Sales and EPS were the highest we’ve ever attained for the second quarter of any year. Earnings were within our guidance, but sales were slightly below the range we originally forecasted. Net margin posted both sequential and year-over-year improvement.

“Several of our markets exhibited strength, but some showed a bit of demand weakness. We continue to see growth in upholstered furniture components and aluminum die cast components. Domestic bedding components volume declined year-over-year, but improved sequentially, and showed less decline (versus the prior year) than we saw in the first quarter. We expect to see significant promotional activity by bedding retailers during the third quarter.

“Last September we told investors that excess cash flow would go toward either acquisitions or share repurchases. Consistent with that strategy, we were strong buyers of our stock during the quarter, purchasing 1.8 million shares. These purchases were partially offset by issuance of shares through employee plans. As a result, common stock outstanding declined by 1.4 million shares during the quarter, and was 3.1 million shares, or 1.6%, below the level of one year ago.

“During the quarter we spent $44 million on acquisitions, $49 million to repurchase stock, and $44 million on capital projects. These initiatives were funded by cash from operations and an increase in net debt. As explained last September, over a three year period we intend to gradually increase leverage. We are aiming for a net debt-to-cap target range of 30%—40%, and ended the quarter with net debt-to-cap at 24.3%.

“We continue to be optimistic about the future, and expect to post record sales and earnings for 2005.”

Acquisitions and Divestitures

During the quarter the company completed three acquisitions that will add about $48 million to annual sales. The largest of these involved Leggett’s purchase of assets from a manufacturer of rubber and felt carpet underlay, and should contribute approximately $41 million in annual sales to the Residential Furnishings segment. The company also divested two small operations that previously generated annual revenue of about $5 million.

Leggett is encouraged about the acquisition opportunities it is currently seeing. The acquisition database continues to expand, and the quality and economic health of potential candidates seems to be improving. Leggett continues to target annual sales growth of 10%—15%, and believes that acquisitions alone should contribute 6%—9% annual sales growth in future years.

2005 Full Year Outlook: Guidance narrowed to $1.55-$1.65 EPS

The company’s earnings guidance for the full year 2005 has been narrowed to $1.55-$1.65 per share (from the previous range of $1.50—$1.70).

The company anticipates full year 2005 total sales growth of 3%—5%, with same location sales posting about half of the growth, and acquisitions contributing the balance. Two issues – reduced selling prices (versus those assumed in January guidance) in certain product categories, and some customers’ choice to offset inflation by switching to less expensive components – have contributed to reduced organic growth expectations for the year. Same location sales growth was 8% in the first quarter, and 2% in the second quarter. For the second half of the year same location sales are expected to be roughly identical to the prior year.

3Q 2005: $0.42-0.47 EPS

For the third quarter, Leggett anticipates trade sales of $1.34-1.39 billion. This forecast incorporates sequential improvement (versus the second quarter) of: a) $10 to $60 million organic growth, consistent with the company’s typical seasonal pattern of sales, and b) about $20 million of incremental revenue from acquisitions. At this sales level, same location sales would be essentially unchanged from 3Q 2004. Based on this sales forecast, the company anticipates earnings of $.42-$.47 per share for the third quarter.

LIFO / FIFO

All of Leggett’s reporting segments employ the first-in, first-out (FIFO) inventory method. Last year, segment EBIT margins benefited from the FIFO method’s requirements for handling rising commodity costs. This year, the same FIFO accounting method, combined with recent reductions in steel costs, is resulting in lower segment margins in comparison to last year.

At the corporate level, Leggett uses the last-in, first-out (LIFO) method for determining the cost of approximately half of the company’s inventories. A consolidated adjustment (i.e. not within the segments) is made to convert the appropriate operations to the LIFO inventory method. Commodity price decreases (e.g. steel) have resulted in estimated LIFO income for the full year 2005 of approximately $40 million. This compares to a LIFO expense of $77 million in 2004. For comparison, over the five prior years (1999-2003), the largest annual LIFO expense was just over $4 million.

The company’s policy is to allocate estimated full year LIFO income or expense proportionally to each quarter. Accordingly, earnings for the second quarter reflect LIFO income of $20 million; in contrast, there was a LIFO expense of $24 million in 2Q 2004. The company currently anticipates LIFO income of $10 million in both the third and fourth quarters; however, the actual amount of income will fluctuate with commodity prices and inventory levels.

SEGMENT RESULTS – Second Quarter 2005 (versus 2Q 2004)

Residential Furnishings – Total sales increased $18 million, or 3%, with acquisitions (net of divestitures) contributing $3 million of the increase. Inflation alone enhanced revenue by over 3%, but that incremental revenue generated only modest income. Unit sales decreased about 2%, with increased unit sales of mechanisms (for upholstered furniture) more than offset by declines in other areas, including U.S. innerspring unit sales. EBIT (earnings before interest and income taxes) was $48.2 million, a decrease of $22.9 million, or 32%. The EBIT decrease was attributable to absence of last year’s FIFO benefit, changes in product mix, reduced unit sales, and higher chemical costs (which impact foam operations).

Commercial Fixturing and Components – Total sales increased $16 million, or 6%, with acquisitions contributing $3 million of the increase. Same location sales increased 5%, with unit volumes contributing 2% of the growth. EBIT declined by $2.5 million, or 14%, with gains from higher sales and cost savings more than offset by unfavorable product mix, higher resin costs (which impact the plastics operations), the impact of currency, and other items. For the full year, the company expects approximately a 100 basis point improvement in the Commercial segment EBIT margin. This improvement is smaller than previously anticipated, reflecting year-to-date results, changing product mix, and higher than anticipated commodity, plant closure, and new operation start up costs.

Aluminum Products – Total sales increased $8 million, or 5%, solely from increased same location sales. Inflation added about 2% to sales, and unit volumes were up over 3%. EBIT decreased 18%, or $2.6 million, with increases from higher sales more than offset by higher energy costs and production inefficiencies at some plants. The company continues to target a 10% annual EBIT margin for this segment, and believes that consolidation of one underperforming facility will contribute to future margin improvement.

Industrial Materials – Total sales increased $3 million, or 2%. Unit volume declined about 8%, but was more than offset by inflation. Decline in volume is attributable to: a) two industrial products customers’ movement of some manufacturing overseas, b) reduced demand from auto manufacturers, and c) absence of last year’s billet sales to trade customers. The $12.9 million, or 37%, EBIT decrease resulted primarily from lower unit volume and absence of last year’s FIFO benefit.

Specialized Products – Total sales decreased $4 million, or 3%. Same location sales decreased 3%, with a 6% unit decline partially offset by the effect of currency rates. EBIT declined $4.0 million, or 25%, due to lower unit sales in both the automotive and machinery businesses, and currency impacts.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on July 22. The webcast can be accessed (live or replay) from the Investor

Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id# 7669908. Third quarter results will be released after the market closes on Wednesday, October 19, 2005, with a conference call the next morning.

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COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (96-fold growth via 34 consecutive annual increases at greater than 14% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for quality of earnings.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS:    Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	July 21, 2005

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(in millions, except per share data.)	2005	2004	Change	2005	2004	Change
Net sales	$1,309.8	$1,278.1	2.5%	$2,611.1	$2,465.3	5.9%
Cost of goods sold	1,063.6	1,034.7		2,132.5	2,006.8

Gross profit	246.2	243.4		478.6	458.5
Selling & administrative expenses	118.3	115.8	2.2%	230.9	227.8	1.4%
Other deductions, net of income	0.2	0.8		2.7	0.6

Earnings before interest and taxes	127.7	126.8	0.7%	245.0	230.1	6.5%
Interest expense	10.4	11.8		22.0	23.8
Interest income	0.9	1.4		2.9	3.1

Earnings before income taxes	118.2	116.4		225.9	209.4
Income taxes	39.0	39.6		73.9	69.8

Net earnings	$79.2	$76.8	3.1%	$152.0	$139.6	8.9%

Earnings per share
Basic	$0.41	$0.39		$0.78	$0.71
Diluted	$0.41	$0.39	5.1%	$0.78	$0.71	9.9%
Average shares outstanding
Common stock (at end of period)	188.6	191.7	(1.6%)	188.6	191.7
Basic (average for period)	193.8	196.0		194.5	196.1
Diluted (average for period)	195.0	197.0		195.8	197.0

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(in millions.)	2005	2004	Change	2005	2004	Change
Net Earnings	$79.2	$76.8		$152.0	$139.6
Depreciation and Amortization	39.2	46.4		82.6	89.7
Working Capital decrease (increase)	(39.4)	(21.7)		(61.9)	(54.8)
Other operating activity	(14.8)	(10.3)		(17.4)	(13.7)

Net Cash from Operating Activity	$64.2	$91.2	(30%)	$155.3	$160.8	(3%)
Additions to PP&E	(43.5)	(37.1)	17%	(75.7)	(72.9)	4%
Purchase of companies, net of cash	(43.9)	(5.7)		(50.3)	(32.6)
Dividends paid	(28.8)	(27.1)		(57.6)	(54.1)
Repurchase of Common Stock, net	(49.3)	(21.4)		(90.4)	(31.7)
Additions (payments) to Debt, net	20.7	(29.4)		(314.6)	(19.4)
Other	9.0	9.1		13.4	14.3

Increase (Decr.) in Cash & Equiv.	$(71.6)	$(20.4)		$(419.9)	$(35.6)

FINANCIAL POSITION	June 30
(in millions.)	2005	2004	Change
Cash and equivalents	$71.4	$408.3
Receivables	825.9	777.8	6%
Inventories	803.0	697.2	15%
Other current assets	82.9	68.8

Total current assets	1,783.2	1,952.1
Net fixed assets	953.9	948.6	1%
Other assets	1,197.0	1,134.3	6%

TOTAL ASSETS	$3,934.1	$4,035.0

Trade accounts payable	$263.9	$244.0	8%
Current debt maturities	95.3	482.6
Other current liabilities	348.3	357.5	(3%)

Total current liabilities	707.5	1,084.1	(35%)
Long term debt	765.0	618.8	24%
Deferred taxes and other liabilities	143.5	140.9
Shareholders’ equity	2,318.1	2,191.2	6%

Total Capitalization	3,226.6	2,950.9

TOTAL LIABILITIES & EQUITY	$3,934.1	$4,035.0

Modified Working Capital / Sales *	21.0%	18.4%
Net Debt to Net Capital **	24.3%	22.9%

* Modified Working Capital = Working Capital—Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.

** Net Debt = Long Term Debt + Current Debt Maturities—Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities—Cash & Equivalents. These adjustments enable meaningful comparison to historical periods (when cash balances and current debt maturities were much smaller).

LEGGETT & PLATT	July 21, 2005

SEGMENT RESULTS	SECOND QUARTER				YEAR TO DATE
(in millions.)	2005	2004	Change		2005	2004	Change
External Sales
Residential Furnishings	$628.3	$611.9	2.7%		$1,268.8	$1,208.2	5.0%
Commercial Fixturing & Components	281.4	266.4	5.6%		546.1	507.4	7.6%
Aluminum Products	145.8	137.9	5.7%		283.1	269.9	4.9%
Industrial Materials	126.2	131.2	(3.8%	)	262.4	235.9	11.2%
Specialized Products	128.1	130.7	(2.0%	)	250.7	243.9	2.8%

Total	$1,309.8	$1,278.1	2.5%		$2,611.1	$2,465.3	5.9%

Inter-Segment Sales
Residential Furnishings	$5.7	$4.2			$11.5	$6.3
Commercial Fixturing & Components	2.7	1.4			5.9	2.9
Aluminum Products	3.9	4.1			7.8	8.2
Industrial Materials	82.0	73.9			171.6	140.3
Specialized Products	13.9	15.5			29.9	30.5

Total	$108.2	$99.1			$226.7	$188.2

Total Sales
Residential Furnishings	$634.0	$616.1	2.9%		$1,280.3	$1,214.5	5.4%
Commercial Fixturing & Components	284.1	267.8	6.1%		552.0	510.3	8.2%
Aluminum Products	149.7	142.0	5.4%		290.9	278.1	4.6%
Industrial Materials	208.2	205.1	1.5%		434.0	376.2	15.4%
Specialized Products	142.0	146.2	(2.9%	)	280.6	274.4	2.3%

Total	$1,418.0	$1,377.2	3.0%		$2,837.8	$2,653.5	6.9%

EBIT
Residential Furnishings	$48.2	$71.1	(32%	)	$103.9	$140.5	(26%	)
Commercial Fixturing & Components	15.7	18.2	(14%	)	27.7	24.3	14%
Aluminum Products	11.5	14.1	(18%	)	23.4	28.5	(18%	)
Industrial Materials	22.0	34.9	(37%	)	54.0	54.4	(1%	)
Specialized Products	12.3	16.3	(25%	)	22.8	27.8	(18%	)
Intersegment eliminations	(2.0)	(4.3)			(6.8)	(4.4)
Change in LIFO reserve	20.0	(23.5)			20.0	(41.0)

Total	$127.7	$126.8	1%		$245.0	$230.1	6%

EBIT Margin *			Basis Pts				Basis Pts
Residential Furnishings	7.6%	11.5%	(390)		8.1%	11.6%	(350)
Commercial Fixturing & Components	5.5%	6.8%	(130)		5.0%	4.8%	20
Aluminum Products	7.7%	9.9%	(220)		8.0%	10.2%	(220)
Industrial Materials	10.6%	17.0%	(640)		12.4%	14.5%	(210)
Specialized Products	8.7%	11.1%	(240)		8.1%	10.1%	(200)

Overall	9.7%	9.9%	(20)		9.4%	9.3%	10

* Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2004					2005
Selected Figures	1Q	2Q	3Q		4Q	1Q	2Q
Trade Sales ($ million)	1,187	1,278	1,338		1,282	1,301	1,310
Sales Growth (vs. prior year)	14.4%	21.4%	15.7%		12.4%	9.6%	2.5%
EBIT ($ million)	103.3	126.8	130.5		101.1	117.3	127.7
EBIT Margin	8.7%	9.9%	9.8%		7.9%	9.0%	9.7%
Net Earnings ($ million)	62.8	76.8	80.2		65.6	72.8	79.2
Net Margin	5.3%	6.0%	6.0%		5.1%	5.6%	6.0%
EPS (diluted)	$0.32	$0.39	$0.41		$0.33	$0.37	$0.41
Common Stock (end of period, millions)	192.2	191.7	191.1		190.9	190.0	188.6
Cash from Operations ($ million)	70	91	76		106	91	64
Debt to Total Cap (net of cash & curr. debt)	23.3%	22.9%	22.8%		21.9%	21.6%	24.3%

Same Location Sales (vs. prior year)	1Q	2Q	3Q		4Q	1Q	2Q
Residential Furnishings	10.3%	13.3%	10.8%		8.7%	7.4%	2.4%
Commercial Fixturing & Components	0.3%	(0.3% )	3.0%		5.1%	9.3%	4.8%
Aluminum Products	5.7%	18.2%	16.3%		7.7%	3.7%	5.4%
Industrial Materials	16.6%	54.3%	57.6%		37.9%	32.0%	1.5%
Specialized Products	11.0%	8.7%	9.0%		6.2%	1.8%	(3.0%	)
Overall	8.5%	14.0%	13.1%		10.7%	8.4%	1.9%

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